CONSENT OF INDEPENDENT AUDITORS



We hereby consent to the incorporation by reference in Post-Effective Amendment No. 18 to the Registration Statement of Templeton Developing Markets Trust (the "Trust") on Form N-1A, File No.33-42163, of our report dated January 30, 2004, except for Note 10, as to which the date is February 12, 2004, relating to the financial statements and financial highlights which appear in the December 31, 2003 Annual Report to shareholders of Templeton Developing Markets Trust which are also incorporated by reference in the Registration Statement. We also consent to the reference to our firm under the captions "Financial Highlights" and "Auditor."




                                          /s/PricewaterhouseCoopers LLP


San Francisco, California
April 29, 2004